Exhibit 99.1

[State Street News Release letterhead]

STATE STREET AMENDS CORPORATE GOVERNANCE

GUIDELINES FOR ELECTION OF DIRECTORS

Boston, MA … October 20, 2005

State Street Corporation (NYSE:STT) announced today that its Board of Directors has amended the Company’s Corporate Governance guidelines regarding the election of directors.  Under the amended Corporate Governance guidelines, any director or nominee who receives a “withhold” vote from a majority of the outstanding shares in an uncontested election of directors will be required to submit his or her resignation to the Board of Directors.  The resignation would be considered by the Board’s Nominating and Corporate Governance Committee, which would then make a recommendation to the Board on action to be taken regarding the resignation.

State Street’s Corporate Governance guidelines, as amended, can be found on the Company’s website at http://www.statestreet.com/company/corporate_governance/guidelines.html#0.

For further information, please contact:

State Street Corporate Communications:    Hannah M. Grove

617-664-3377

State Street Investor Relations:          Kelley MacDonald

617-664-2888

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State Street Corporation (NYSE: STT - News) is the world’s leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.8 trillion in assets under custody and $1.4 trillion in assets under management, State Street operates in 25 countries and more than 100 geographic markets and employs 20,375 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.